CERTIFICATE OF INCORPORATION

FIRST:	The name of the corporation shall be:

ARTCRAFT V, INC.

SECOND: Its registered office in the State of Delaware is to be located at 2771 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD:	The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which
corporations may be organized under the General
Corporation Law of Delaware.

FOURTH: The total number of shares of stock, which this corporation is authorized to issue is One Hundred Ten Million (110,000,000) of which One

Hundred Million (100,000,000) shares shall be Common Stock and Ten Million

(10,000,000) shall be Preferred Stock all with a par value of .001 per share.

FIFTH:	The name and address of the incorporator is as
follows:

Jill E. Cilmi
2711 Centerville Road
Suite 400
Wilmington, Delaware 19808

SIXTH:	The Board of Directors shall have the power to adopt,

amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General

Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 7th day of June, A.D. 2004.

/s/ Jill E. Cilmi
Name: Jill E. Cilmi
Incorporator